Exhibit 10.3
2007 ANNUAL INCENTIVE PLAN
Performance Period
     January 1, 2007 – December 31, 2007 (the “Performance Period”).
Participants
     On the adoption date of the Plan (as defined below), the participants of the Plan shall be each individual who is employed by American Financial Realty Trust (the “Trust”) in one the following positions: Chief Executive Officer (“CEO”), Executive Vice President (“EVP”), Senior Vice President (“SVP”), Vice President (“VP”), and Assistant Vice President (“AVP”), as of such date. After the adoption date of the Plan, the Compensation and Human Resources Committee (the “Committee”) of the Board of Trustees of the Trust (the “Board”) may designate, in its sole discretion, any other officer or employee of the Trust, First States Group, L.P. (the “Company”) or any subsidiary or affiliate of the Trust (a “participating employer”) as eligible to participate in the Plan. Any such officer or employee subsequently designated as eligible to participate in the Plan shall be deemed a participant in the Plan on the date determined by the Committee. All individuals participating in the Plan shall herein be referred to collectively as the “Participants” and individually as a “Participant”.
Plan Description
     Under the 2007 Annual Incentive Plan (the “Plan”), eligible employees have the opportunity to earn an annual incentive bonus (the “Annual Bonus”) based on their and the Trust’s achievement of certain performance metrics. The maximum value of the Annual Bonus that a Participant shall be entitled to receive will be equivalent to the Maximum Bonus Opportunity (as defined below) at the end of the Performance Period if the performance metrics (as described below) are cumulatively attained at the high/maximum level, and the minimum value of the Annual Bonus that a Participant shall be entitled to receive will be equivalent to the Minimum Bonus Opportunity (as defined below) if the performance metrics are cumulatively attained at the threshold/minimum level. If the performance metrics achieved are between the threshold/minimum and the high/maximum performance metric levels, then a linear interpolation will determine the percentage of achievement, subject to modification as set forth in this Plan, which will then be used to determine the value of the Annual Bonus to be paid. No award will be earned under the Plan with respect to any metric for performance below the threshold/minimum level of achievement for such metric, and performance above the maximum/high value will be capped at the Maximum Bonus Opportunity.
     As soon as administratively practicable following the conclusion of the Performance Period, the Committee, together with the other independent trustees of the Board, shall determine each Participant’s level of achievement (on a cumulative basis) under the Plan of the applicable performance metrics. Awards shall be paid by the Trust to each Participant eligible to receive an award under the Plan on or after January 1, 2008, but not later than March 15, 2008, and shall be payable in cash. In addition, certain Participants shall be eligible to receive an additional award in restricted common shares of beneficial ownership, par value $0.001 per share, of the Trust (“Restricted Common Shares”) that are subject to vesting, as further described below.
     The CEO, EVPs, SVPs and any other executive that received a Long Term Incentive Plan (“LTIP”) dissolution or equivalent restricted share award in 2007 shall only be eligible to receive cash incentive awards under the Plan. VPs and AVPs who did not receive LTIP dissolution or equivalent awards shall be eligible to receive both cash and restricted share awards under the Plan, as determined by the Committee, in its sole discretion.
Performance Metrics
     The performance metrics that will be measured to determine the Annual Bonus awarded to each Participant shall be based on the achievement of the following performance metrics: (i) Corporate Metric — achievement of AFFO targets; (ii) Strategic Metric – achievement of dividend coverage through earnings from core operations while maintaining target debt to asset value ratios; and (iii) Individual Metric – achievement of personal goals designed to measure the Participant’s contribution toward the achievement of his or her business unit’s achievement of its objectives and contribution to the achievement of the Trust’s performance metrics. The Corporate and Strategic Metrics are each weighed at 33.3% and the Individual Metric is weighed at 33.4%, except that for the CEO only the Corporate and Strategic Metrics will be weighed, with each having a weight of 50%. The relevant performance criteria measurements for the foregoing are set forth in the attached Exhibit A. The conversion of the performance metrics to the relevant weighting percentage shall be determined separately based on the achievement of the individual metrics, with achievement at the high/maximum level equal to 33.3% (33.4% for the Individual Metric) (to 50% for the CEO as to clauses (i) and (ii) above) and achievement at the threshold/minimum level equal to the threshold/minimum bonus opportunity, with achievement (i) between the threshold/minimum and high/maximum performance metric levels, then a linear interpolation will determine the percentage of achievement, (ii) below the threshold/minimum level, then no percentage achievement for the metric and (iii) above the high/maximum level, then percentage achievement will be deemed at the high/maximum level.
2007 Cash Incentive Opportunities
     The potential cash portion of the Annual Bonus shall be awarded based on the achievement of the performance metrics described above, and the actual amount of such award shall be based on a percentage of the Participant’s base salary as compared to the Maximum Bonus Opportunity and the Minimum Bonus Opportunity.
     Each Participant shall have a “Maximum Bonus Opportunity,” which shall be the high/maximum opportunity for each Participant if the performance metrics attained at the end of the Performance Period were achieved at the high/maximum level. The Maximum Bonus Opportunity for each Participant shall be determined based on the Participant’s Maximum Dollar Value (as defined below). The “Maximum Dollar Value” for the CEO and each EVP and SVP upon adoption of the Plan will be based on the following percentages of such Participant’s designated base salary at the beginning of the Performance Period (or such other percentage if such individual becomes eligible to participate in the Plan after the adoption of the Plan): (i)

CEO, 200%; (ii) EVPs, 150%; and (iii) SVPs, 127.5%. The “Maximum Dollar Value” that each VP and AVP, as well as each other Participant in the Plan who is not the CEO, or an EVP or SVP at the time that the Plan is adopted, shall be eligible to receive will be determined by the CEO and approved by the Committee, in its sole discretion, and need not be uniform as among the Participants.
     In addition to a Maximum Bonus Opportunity, each Participant shall have a “Minimum Bonus Opportunity”, which shall be the threshold/minimum opportunity for each Participant if the performance metrics attained at the end of the Performance Period were achieved at the threshold/minimum level. The Minimum Bonus Opportunity for each Participant shall be determined based on the Participant’s Minimum Dollar Value (as defined below). The “Minimum Dollar Value” for the CEO and each EVP and SVP upon initial participation in the Plan will be based on the following percentages of such Participant’s designated base salary at the beginning of the Performance Period (or such other percentage if such individual becomes eligible to participate in the Plan after the adoption of the Plan): (i) CEO, 100%, (ii) EVPs, 50%, and (iii) SVPs, 42.5%. The “Minimum Dollar Value” that each VP and AVP, as well as each other Participant in the Plan who is not the CEO, or an EVP or SVP at the time that the Plan is adopted, shall be eligible to receive will be determined by the CEO and approved by the Committee, in its sole discretion, and need not be uniform as among the Participants.
     Following the end of the Performance Period, the Committee, together with the other independent trustees of the Board, shall determine, in its sole discretion, whether and to what extent the separate performance metrics have been attained and certify the results of the Performance Period for each Participant. Once determined, the Committee shall certify the results and multiply the achievement of the relevant metric by the corresponding weighting percentage for such metric to determine the portion of the Annual Bonus, if any, attributable to such metric. Once the separate metrics have been determined, the Committee will take the sum of the converted metrics for each Participant to determine that Participant’s Annual Bonus, if any, for the Performance Period. The attached Exhibit B sets forth several examples that illustrate this calculation.
2007 Equity Incentive Opportunities
     1. CEO, EVP and SVP Equity Incentive Opportunities: These Participants shall not be entitled to receive an equity incentive award under the Plan as part of their Annual Bonus for the 2007 calendar year if such Participant received an LTIP dissolution or equivalent restricted share award in 2007.
     2. VP and AVP Equity Incentive Opportunities: VPs and AVPs who did not receive an LTIP dissolution or equivalent restricted share award in 2007 shall be eligible to receive at the end of the Performance Period Restricted Common Shares under the Plan in such amounts as determined by the CEO and approved (on an aggregate or pooled basis) by the Committee; provided, that no Participant shall have a minimum guaranteed Restricted Common Share Award, such award, if any, shall be in the sole discretion of the Committee, and no such Restricted Common Share Award need be uniform as among the Participants.

Vesting of Restricted Common Shares
     Restricted Common Shares shall vest in three annual installments of one-third each commencing on December 31, 2008. Dividends on unvested Restricted Common Shares shall accrue from the date of grant of the Restricted Common Shares and be paid, in cash, to the grantee on each annual vesting date with respect to the corresponding Restricted Common Shares that vest on such date. Any and all unvested Restricted Common Shares and accrued dividends thereon shall fully vest upon a “Change of Control”1 of the Trust. If a Participant who has been granted Restricted Common Shares is terminated for “Cause”2 or voluntarily resigns, all unvested Restricted Common Shares and accrued dividends thereon shall be forfeited. If a Participant who has been granted Restricted Common Shares is terminated by the Trust or the Company without Cause or by the Trust or the Company due to the death or “Permanent Disability”3, the Participant shall nevertheless be entitled to receive vesting of such Participant’s Restricted Common Shares and accrued dividends thereon that were scheduled to vest on December 31 of the calendar year in which the termination occurs. Except as provided above, all unvested Restricted Common Shares and dividends accrued thereon shall be forfeited when a Participant who holds Restricted Common Shares employment is terminated.
New Plan Participants
     At the discretion of the Committee, new Participants may be added to the Plan from time to time with such pro rata awards as the CEO shall recommend and the Committee shall approve.
Common Shares Subject to the Equity Incentive Plan
     The Restricted Common Shares issued under the Plan shall be issued from the American Financial Realty Trust 2002 Equity Incentive Plan, as amended from time to time or such other equity incentive plan as determined by the Committee, in its sole discretion, (the “Equity Incentive Plan”). The provisions of the Equity Incentive Plan are hereby incorporated by reference as set forth herein with respect to Restricted Common Shares awarded under the Plan.

[1]	For purposes of the Plan, “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events: (i) any person, entity or affiliated group, excluding the Trust or any employee benefit plan of the Trust, acquiring more than 50% of the then outstanding voting shares of the Trust; (ii) the consummation of any merger or consolidation of the Trust into another company, such that the holders of the voting shares of the Trust immediately prior to such merger or consolidation is less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company; (iii) the complete liquidation of the Trust or the sale or disposition of all or substantially all of the Trust’s assets, such that after the transaction, the holders of the voting shares of the Trust immediately prior to the transaction is less than 50% of the voting securities of the acquiror or the parent of the acquiror; or (iv) a majority of the Board votes in favor of a decision that a Change of Control has occurred.

[2]	“Cause” means any of the following: (i) willful refusal by the participant to follow lawful directives of the Board; (ii) failure to adhere to the Trust’s, the Company’s or a participating employer’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the code of business ethics adopted by the Board; (iii) the participant’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement; (iv) gross negligence or willful misconduct of the participant resulting in material harm or loss to the Trust, the Company or any participating employer or material damage to the reputation of the Trust, the Company or any participating employer; (v) material breach by the participant of any one or more of the covenants contained in the participant’s employment agreement; or (vi) violation of the participant’s fiduciary duties to the Trust, the Company or any participating employer.

[3]	“Permanent Disability” shall have the same meaning as under the Trust’s, the Company’s or a participating employer’s long-term disability plan, in which the participant is participating at the time of such Permanent Disability.

Administration
     Notwithstanding the terms and conditions of the Plan as set forth herein, the Committee retains the right, in its discretion, to (a) alter or modify the incentive bonus criteria, (b) grant awards for achievement between the threshold and high levels on a non-liner interpolation basis, and/or (c) make different or supplemental cash or restricted share awards to any Participant, all as the Committee deems appropriate or necessary. The Board or the Committee may terminate or amend the Plan at any time; provided, that no termination of the Plan may impact outstanding awards and no amendment may be made to the Plan or an outstanding award which would be have a materially adverse effect to the Participant without the Participant’s consent, except as necessary to comply with applicable law.
     All decisions and determinations by the Committee shall be final, conclusive and binding on the Trust, the Participants, and any other persons having or claiming an interest hereunder. All awards under the Plan shall be granted conditional upon the Participant’s acknowledgement, by continuing in employment with the Trust, the Company or such participating employer, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such awards.

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